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Mining Stock Daily with Trevor Hall

Trevor Hall:

All right everybody, it is Monday afternoon. Continuing here on Mining Stock Daily, we've got an episode here, this is kind of going to be the first of its kind I've ever done here on MSD. It's a really interesting story. We're going to talk about the ASA Gold and Precious Metals Fund. It was established in 1958. It's a closed-end metals and mining fund registered in the US in the Securities Exchange Commission.

It is managed by Merk Investments and so we're happy to welcome in Axel Merk from Merk Investments. Hi Axel, welcome in.

Axel Merk:

Great to be with you and to take it up-front, we're not pitching to sell any stock here, okay?

Trevor Hall:

No.

Axel Merk:

There's a bigger reason why we're talking.

Trevor Hall:

Yeah, yeah. There is a bigger reason here and in fact, we'll have you back on here in due time to talk about the actual market of gold and gold miners. But we really need to stick with this ASA Fund here. As I mentioned, it's one of the oldest funds. Let's maybe talk a little bit about what the fund invests in, and then we're going to talk a little bit about, it is currently under pressure from an activist firm based out of New York. So before we get there, Axel, tell us about the ASA Fund?

Axel Merk:

Sure, and let me give you some context. As you pointed out, founded in 1958 in South Africa of all places, because we are not old enough, but back then you couldn't invest in gold in the US. It was reincorporated in Bermuda in 2004. So it's the only closed-end fund that's actually what's called a passive foreign investment company, investing in the US, acting as a closed-end fund. And what that means is that it doesn't trade at net asset value like an ETF, but based on supply and demand, it trades at a discount. And because it trades at a discount, it tends to attract activist investors.

Now why does anybody care on this program? It is because when Merk got the mandate from shareholders to manage this fund in 2019, we repositioned this fund from an index hogging fund, to one investing in small exploration and development companies. And as a result, ASA has become an integral part of the funding infrastructure of many of the small miners. We help, what we say is institutionalize many of these small mining companies, we invest in a whole range of them because obviously not all of them will make it. But it is, to our understanding, the only vehicle available to retail investors anyway, that them to participate in many of these funding deals.

And ETF, as you may be aware, invests in the large-cap companies, right? And even GDXJ that has the word Junior in the name, those are not so junior, but we invest really at an early stage before many even of the mutual funds get involved in. And then anybody who knows this space might be aware that at least historically speaking, as companies make it up that chain into the indices, there is disproportionate value add-on. So we're trying to capture that additional value, obviously it's a highly speculative corner of the internet. The internet of the mining world, but it's a corner that we believe our investors appreciate.

And an activist or the activist particularly who is targeting this has, to our understanding, no interest, certainly no understanding of the mining sector and is purely in there to try to "capture the discount." We can talk about that, but in our view, that's not even possible. What may happen if they take control of this is that it's going to be liquidated and disappear. That's our feel.

Trevor Hall:

All right. So there's a holistic reason why this fund is important. If you say it's one of the last remaining funds that actually is able to participate in some of these financings. Axel, give us a sense of performance of this fund over the last couple of years. I assume maybe it hasn't been great given the market that we've been in the last two years, but it definitely outperforms when the market's hot.

Axel Merk:

Yeah, so just to clarify, there are obviously some private investors, not as many as they used to be. In the mutual fund space, they sometimes provide funding, but these guys got burned significantly in last bear market and they tend to come in later. But in later funding rounds, we sometimes do see the mutual funds.

As far as performance is concerned, it performs exactly as you would expect a junior mining fund to perform. When we took off in 2019, it took off like a rocket ship. After we repositioned it when the junior miners outperformed, it did then for about two and a half years in the "higher-for-longer environment," it underperformed as you might imagine. And as I'm sure your audience is aware of, there is a type of credit risk in junior mining companies because they have periodic funding requirements. Very few mining companies get funding all the way through production.

And so when the Federal Reserve has a stated goal of making it difficult to get funding, those are affected. And ever since Fed Chair Powell pivoted, I would say in October of last year when he has said, "Hey, mission accomplished, we don't need to be higher-for-longer anymore," those companies have come back to live. Obviously, as we all know, not as much as we would like to. The economy has held up better and of course the Federal Reserve hasn't lowered rates yet, but the mere bias has helped. Obviously we're talking on a day when the miners get hit pretty badly.

But to us, the most important thing is that this vehicle does according to how we say it will invest it. Investing in junior miners is not for everybody, but we believe that there is a space for it and we believe that our investors love this, most of them anyway. And so that's why we focus on that space.

Trevor Hall:

Well, let's talk about the news that is actually pressing because you have an important vote coming up regarding this. As we had mentioned, there's I guess a "activist investor," based out of New York who is looking to make a hard play for this fund. Talk about, if you can paint the picture here, how this came about? How surprised were you that something has happened and all that? What leverage does this investor have to take the reins here?

Axel Merk:

Yeah. This investor is Saba Capital Management. Last year they had 64 campaigns in these sort of funds. And so we are but a small fish for them. They have grown bigger over the years because at times when they have acquired entities, they have repurposed these entities to get stronger and acquire further entities. They have a few things they want to do, but as they've grown bigger, they've increasingly taken over the management themselves. And again, because they are not precious metals managers, they are more on the fixed income arbitrage side. They may want to try to repurpose it, except this fund, because it is from 1958 and has a lot of unique facets to it, there are many more far more efficient way to run a fixed income product, for example.

One of the things they have historically done in order to "capture the discount," because theoretically you're trading at a 15% discount, A, and we can get NAV for it, you might get this pop, which is actually more than 15% if you're at 85% up to a hundred. It doesn't work that way in practice, in part because in the mining sector, the open-end conversion doesn't work to make it a mutual fund, because if you were to do that, the junior mining companies are not liquid enough. If you do a tender offer, which happens sometimes in these funds, and two things will happen.

One is the signaling to the market that there might be a tender offer, is in our view, going to put severe selling pressure on these junior mining companies. We've seen that Fidelity had a fund manager change last year and the sort of stocks that the new portfolio manager wanted to acquire were under pressure. The other thing is, of course, the last time this happened was starting in 2009 for a few years. At the time the fund was about 900 million in assets, over a third of the fund got reduced through tender offers. Then you had the long-term bear market and the fund at its low was about 175 million. That's when we came in briefly thereafter, and we've grown the fund back to about 370 million in an okay gold mining fund market.

But if you were to again have a tender offer like this, aside from in our view that you cannot really capture that full discount, you're going to get down to a size where it may be uneconomical to continue running it. And so again, liquidation may the result. And so we tell investors, and if any ASA investors listening to this, the challenge we have is a lot of retail investors don't vote their shares, because you never look at your investment and whatnot. And the activists, of course is voting their shares.

And so they have a disproportionate heads up, and that's part of the reason why I love talking to you, to give me the opportunity to get the story out, that anybody who invests in this, please, please vote your shares with management of course.

Trevor Hall:

And how much of the fund does Saba currently own?

Axel Merk:

They own about 16% of the fund. And that might not sound like a lot, but it is a lot. They are the largest shareholder right now.

Trevor Hall:

Yeah.

Axel Merk:

There's another shareholder that's just under 15%, but they have a lot of influence with those shares and so they can do a lot with the sort of shares that they have. And it's our goal to send a very clear message that they are not welcome. So even if we just win with a tad, that may not be good enough because they can stick around for another year. So it's our mission to send a very strong message, to have them reconsider and look for greener pastures elsewhere, so to speak.

Trevor Hall:

Were those shares acquired over time or in a couple big tranches?

Axel Merk:

Yes. Well, in this market you need to make periodic fund filings, and so they started buying late in 2022. They showed up in the first filings in '23. And there are different types of filing depending on whether you're an activist or a passive investor. What we do with all investors is, we reach out to them when we see them and try to have a dialogue. It took us until the summer of '23 to talk to them. In the fall, in October of 23, they switched to become an "activist."

Even then they told us they are just following their investment process. They have no complaints. They're only filing to become an activist because when their position grows bigger than 10%, the odds of having a market-based exit become less likely. And so then in December of 2023, they said, the management, the board is not capable of lowering the discount and has to go and please replace it with our board. Part of the concern that we have is that they have not engaged in a constructive dialogue.

Our board and I'm a board member, is very receptive to input, but of course if nobody says anything, then we are not going to do any change. And so if they have ideas, we are more than happy to consider them. The challenge again is that this is a structure that is very unique in this space, and many of your investors or audience is probably not investment professional in this space. But it's a high fixed cost space to begin with and when you have anything that's unique, expenses tend to explode.

You really need to have intricate knowledge of the uniqueness of this fund in order to contain expenses. And we have managed to lower expenses since 2019, certainly, and this year we'll have high expenses because of a proxy battle and all that. But it would be very, very helpful when a shareholder disagrees, to have a constructive engagement, rather than just bulldozing in, so to speak. I have a feeling that because we were so transparent and so open, is because they didn't have any interest in talking to us, because they never had any intention of being constructive.

All the more so though, what it means for the general investor is that if you don't want yet another funding source to disappear for the mining space, trying to get the word out is something that is a worthy pursuit.

Trevor Hall:

All right. That speculative capital is already dwindling enough, if I may say. I think this is right in line with what Saba Capital would do. I mean it's right on their website. They mention working in closed-end funds as kind of an activist approach there with their positions. So this doesn't seem like it's anything secretive on Saba's account.

Axel Merk:

No.

Trevor Hall:

It is-

Axel Merk:

What's what's unique is that this is the gold mining space, right, with that?

Trevor Hall:

Right, right.

Axel Merk:

With that. And the last time there was an activist, there was a different company. At the end of that ordeal, the attitude was that this is not a good fund to do activism in because of its uniqueness. And obviously also, if you have a fixed income product, naturally the discount is a tad slower than a highly speculative mining fund. And so there are reasons why this discount is larger. The discount by the way, over the last several years has come down slightly. It is significant, absolutely. But nobody continues to be investor from 1958. The investor base has changed and almost all investors have bought at a discount so it's not like they're losing money.

And that said, we have done things to advocate for a lower discount. And one of the biggest things one can do is get the word out. And so when you get new faces buy into this fund, that helps create demand. There's a lot of things we can go into that that we have been doing, but eliminating discount is elusive. And so if you look at what Saba has done in the past, they have taken over funds and sure, they have a tender offer, the discount goes lower, not to zero, and it blows right back out. And indeed, one of the funds that Saba has taken over currently trades at a 14% discount after all is said and done.

Very similar order of magnitude as we have. So it's part of the nature of closed-end funds. You can temporarily reduce it with some special measures, but there's a cost to it and a big cost because when you lower the assets in the fund, you're also increasing, you're spreading the fixed costs across a smaller base. And at some point the board has to decide, is it worthwhile keeping this fund around? And we believe it is because we are passionate about the mining space. But Saba is of course much less passionate at all about the mining space.

Trevor Hall:

Shareholders of the ASA fund, there's a proxy vote this Friday, April 26. And so this is something, if you are listening, need to be very much mindful of. Axel, how does that vote get out? If people are listening, this is news to them as a shareholder of the fund, what do they need to be looking for?

Axel Merk:

Well, we hope it's not news to them because they've been bombarded with letters and whatnot. The important thing is to actually vote and notably to vote the white card. One of the crazy things in this industry is that when there's a fight like this, Saba is sending out a proxy card. We are sending out a proxy card. Whichever you're voting last counts, so if you voted one and then the other one, the previous one gets canceled. And we know friendly investors who by mistake voted the Saba card. And then when we pointed out to them, said, "Oh, I didn't know."

So it's a very confusing process where the regulator I think could do a good job in trying to make the process less confusing. The other thing that happens, if you have any investment advisors listening, if you have your money managed by an investment advisor, you're not required to vote your client shares and it's work. And so some advisors have as a policy that they don't vote their clients shares. And it's like those shares don't get represented. And so if you have your money managed by an advisor and hold an ASA, you got to make sure that your shares get voted.

It's really the odds are stacked against the established fund, so to speak in this case, and in favor of the activists. And so that's part of the reason why we're talking, to get the word out.

Trevor Hall:

All right. Axel again, that well, what a saga. Unfortunately it is important because this is one of the oldest, if not the oldest fund for junior mining. That proxy vote for shareholders is this Friday, April 26. Share along with your friends, anybody else that you may know own shares of this.

Axel, I'm going to give you the last word here. I think you shared a lot, but if there's anything, last takeaways, I'll let you have the floor here.

Axel Merk:

Yes. Well, asaltd.com is the website. There is a whole bunch of information about the proxy. Feel free to reach out with specific questions. We're very open to input and otherwise you have to have your vote in by Thursday evening, the 25th. So unless you vote in person and for that, there's a separate process. But Thursday evening and so that means if you haven't voted, vote. If you have voted, double check that it's on the white card.

Trevor Hall:

All right, thanks, Axel. Best of luck. We'll talk to you soon.

Axel Merk:

Thank you.